Exhibit 99.1
ATTRIBUTED FINANCIAL INFORMATION
Unless otherwise defined herein, the capitalized terms used herein are defined in Part II of our 2015 Annual Report on Form 10-K (our 2015 Annual Report). The financial information presented herein should be read in conjunction with the financial information and related discussion and analysis included in our 2015 Annual Report. In the following text, the terms “we,” “our,” “our company” and “us” may refer, as the context requires, to Liberty Global or collectively to Liberty Global and its subsidiaries.
The following tables present our assets, liabilities, revenue, expenses and cash flows that are intended to track and reflect the separate economic performance of the businesses and assets attributed to (i) the Liberty Global Group and (ii) the LiLAC Group. For additional information regarding our tracking shares, see note 1 to our consolidated financial statements included in our 2015 Annual Report.
The attributed financial information presented herein has been prepared assuming this attribution had been completed as of January 1, 2013. However, this attribution of historical financial information does not necessarily represent the actual results and balances that would have occurred if such attribution had actually been in place during the periods presented.

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
December 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$707.6	$274.5	$—	$982.1
Trade receivables, net	1,376.2	91.5	—	1,467.7
Derivative instruments	405.9	16.0	—	421.9
Prepaid expenses	132.0	12.2	—	144.2
Other current assets	305.7	44.8	(9.0)	341.5
Total current assets	2,927.4	439.0	(9.0)	3,357.4
Investments	2,839.6	—	—	2,839.6
Property and equipment, net	20,840.5	843.5	—	21,684.0
Goodwill	26,244.8	775.6	—	27,020.4
Intangible assets subject to amortization, net	6,975.1	117.4	—	7,092.5
Other assets, net (notes 2 and 4)	4,782.9	1,092.0	(1.6)	5,873.3
Total assets	$64,610.3	$3,267.5	$(10.6)	$67,867.2

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
December 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$995.9	$54.2	$—	$1,050.1
Deferred revenue and advance payments from subscribers and others	1,347.7	45.8	—	1,393.5
Current portion of debt and capital lease obligations	2,537.1	0.8	—	2,537.9
Accrued interest	776.5	56.3	—	832.8
Accrued income taxes	445.6	37.9	—	483.5
Accrued capital expenditures	418.5	23.3	—	441.8
Derivative instruments	346.3	—	—	346.3
Other accrued and current liabilities	1,899.7	181.3	(9.0)	2,072.0
Total current liabilities	8,767.3	399.6	(9.0)	9,157.9
Long-term debt and capital lease obligations (note 4)	42,186.5	2,334.0	(1.1)	44,519.4
Other long-term liabilities (note 2)	3,751.9	264.2	(0.5)	4,015.6
Total liabilities	54,705.7	2,997.8	(10.6)	57,692.9
Equity attributable to Liberty Global shareholders	10,446.0	206.4	—	10,652.4
Noncontrolling interests	(541.4)	63.3	—	(478.1)
Total equity	9,904.6	269.7	—	10,174.3
Total liabilities and equity	$64,610.3	$3,267.5	$(10.6)	$67,867.2

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
December 31, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,051.4	$107.1	$—	$1,158.5
Trade receivables, net	1,374.9	124.6	—	1,499.5
Derivative instruments	445.5	1.1	—	446.6
Prepaid expenses	179.0	10.7	—	189.7
Deferred income taxes (note 2)	275.6	14.7	—	290.3
Other current assets	266.0	73.9	(4.0)	335.9
Total current assets	3,592.4	332.1	(4.0)	3,920.5
Investments	1,808.2	—	—	1,808.2
Property and equipment, net	23,016.0	824.6	—	23,840.6
Goodwill	28,214.3	787.3	—	29,001.6
Intangible assets subject to amortization, net	9,119.1	70.7	—	9,189.8
Other assets, net (notes 2 and 4)	4,334.5	756.3	(9.6)	5,081.2
Total assets	$70,084.5	$2,771.0	$(13.6)	$72,841.9

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
December 31, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$959.7	$79.3	$—	$1,039.0
Deferred revenue and advance payments from subscribers and others	1,407.7	44.5	—	1,452.2
Current portion of debt and capital lease obligations	1,550.2	0.7	—	1,550.9
Accrued interest	638.6	52.0	—	690.6
Accrued income taxes	407.1	6.6	—	413.7
Accrued capital expenditures	393.5	18.9	—	412.4
Derivative instruments	1,004.0	39.7	—	1,043.7
Other accrued and current liabilities	2,405.6	186.2	(4.0)	2,587.8
Total current liabilities	8,766.4	427.9	(4.0)	9,190.3
Long-term debt and capital lease obligations (note 4)	42,544.7	2,072.8	(9.4)	44,608.1
Other long-term liabilities (note 2)	4,726.5	201.2	(0.2)	4,927.5
Total liabilities	56,037.6	2,701.9	(13.6)	58,725.9
Equity attributable to Liberty Global shareholders	14,694.3	20.2	—	14,714.5
Noncontrolling interests	(647.4)	48.9	—	(598.5)
Total equity	14,046.9	69.1	—	14,116.0
Total liabilities and equity	$70,084.5	$2,771.0	$(13.6)	$72,841.9

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Year ended December 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$17,062.7	$1,217.3	$—	$18,280.0
Operating costs and expenses (note 3):
Operating (other than depreciation and amortization) (including share-based compensation)	6,228.7	535.3	—	6,764.0
SG&A (including share-based compensation)	2,973.5	193.4	—	3,166.9
Inter-group fees and allocations	(4.3)	4.3	—	—
Depreciation and amortization	5,609.4	216.4	—	5,825.8
Impairment, restructuring and other operating items, net	154.3	19.8	—	174.1
	14,961.6	969.2	—	15,930.8
Operating income	2,101.1	248.1	—	2,349.2
Non-operating income (expense):
Interest expense (note 4)	(2,284.1)	(157.9)	0.6	(2,441.4)
Interest and dividend income (note 4)	33.5	3.0	(0.6)	35.9
Realized and unrealized gains on derivative instruments, net	619.9	227.3	—	847.2
Foreign currency transaction losses, net	(925.8)	(223.4)	—	(1,149.2)
Realized and unrealized gains due to changes in fair values of certain investments, net	124.5	—	—	124.5
Losses on debt modification and extinguishment, net	(388.0)	—	—	(388.0)
Other expense, net	(58.0)	(4.8)	—	(62.8)
	(2,878.0)	(155.8)	—	(3,033.8)
Earnings (loss) before income taxes	(776.9)	92.3	—	(684.6)
Income tax expense (note 2)	(324.3)	(40.6)	—	(364.9)
Net earnings (loss)	(1,101.2)	51.7	—	(1,049.5)
Net earnings attributable to noncontrolling interests	(95.2)	(7.8)	—	(103.0)
Net earnings (loss) attributable to Liberty Global shareholders	$(1,196.4)	$43.9	$—	$(1,152.5)

Net earnings (loss)	$(1,101.2)	$51.7	$—	$(1,049.5)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(762.4)	29.5	—	(732.9)
Reclassification adjustments included in net loss	1.5	—	—	1.5
Pension-related adjustments and other	(20.3)	1.5	—	(18.8)
Other comprehensive earnings (loss)	(781.2)	31.0	—	(750.2)
Comprehensive earnings (loss)	(1,882.4)	82.7	—	(1,799.7)
Comprehensive earnings attributable to noncontrolling interests	(95.7)	(7.8)	—	(103.5)
Comprehensive earnings (loss) attributable to Liberty Global shareholders	$(1,978.1)	$74.9	$—	$(1,903.2)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Year ended December 31, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$17,043.7	$1,204.6	$—	$18,248.3
Operating costs and expenses (note 3):
Operating (other than depreciation and amortization) (including share-based compensation)	6,315.2	530.7	—	6,845.9
SG&A (including share-based compensation)	2,928.6	208.7	—	3,137.3
Depreciation and amortization	5,283.4	216.7	—	5,500.1
Impairment, restructuring and other operating items, net	516.7	20.1	—	536.8
	15,043.9	976.2	—	16,020.1
Operating income	1,999.8	228.4	—	2,228.2
Non-operating income (expense):
Interest expense (note 4)	(2,405.1)	(140.4)	0.8	(2,544.7)
Interest and dividend income (note 4)	29.0	3.5	(0.8)	31.7
Realized and unrealized gains on derivative instruments, net	45.1	43.7	—	88.8
Foreign currency transaction losses, net	(738.6)	(97.9)	—	(836.5)
Realized and unrealized gains due to changes in fair values of certain investments, net	205.2	—	—	205.2
Losses on debt modification and extinguishment, net	(174.4)	(11.8)	—	(186.2)
Other expense, net	(41.0)	(1.4)	—	(42.4)
	(3,079.8)	(204.3)	—	(3,284.1)
Earnings (loss) from continuing operations before income taxes	(1,080.0)	24.1	—	(1,055.9)
Income tax benefit (expense) (note 2)	89.4	(14.4)	—	75.0
Earnings (loss) from continuing operations	(990.6)	9.7	—	(980.9)
Discontinued operation:
Earnings from discontinued operation, net of taxes	0.8	—	—	0.8
Gain on disposal of discontinued operation, net of taxes	332.7	—	—	332.7
	333.5	—	—	333.5
Net earnings (loss)	(657.1)	9.7	—	(647.4)
Net loss (earnings) attributable to noncontrolling interests	(49.9)	2.3	—	(47.6)
Net earnings (loss) attributable to Liberty Global shareholders	$(707.0)	$12.0	$—	$(695.0)

Net earnings (loss)	$(657.1)	$9.7	$—	$(647.4)
Other comprehensive loss, net of taxes:
Foreign currency translation adjustments	(869.9)	(66.0)	—	(935.9)
Reclassification adjustments included in net loss	124.4	—	—	124.4
Pension-related adjustments and other	(71.2)	—	—	(71.2)
Other comprehensive loss	(816.7)	(66.0)	—	(882.7)
Comprehensive loss	(1,473.8)	(56.3)	—	(1,530.1)
Comprehensive loss (earnings) attributable to noncontrolling interests	(49.4)	2.3	—	(47.1)
Comprehensive loss attributable to Liberty Global shareholders	$(1,523.2)	$(54.0)	$—	$(1,577.2)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Year ended December 31, 2013
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$13,186.7	$1,288.8	$(1.3)	$14,474.2
Operating costs and expenses (note 3):
Operating (other than depreciation and amortization) (including share-based compensation)	4,825.0	611.1	(1.3)	5,434.8
SG&A (including share-based compensation)	2,374.3	225.1	—	2,599.4
Depreciation and amortization	3,934.0	342.4	—	4,276.4
Release of litigation provision	(146.0)	—	—	(146.0)
Impairment, restructuring and other operating items, net	210.2	87.3	—	297.5
	11,197.5	1,265.9	(1.3)	12,462.1
Operating income	1,989.2	22.9	—	2,012.1
Non-operating income (expense):
Interest expense (note 4)	(2,226.9)	(81.5)	21.5	(2,286.9)
Interest and dividend income (note 4)	131.9	2.7	(21.5)	113.1
Realized and unrealized gains (losses) on derivative instruments, net	(1,035.1)	14.7	—	(1,020.4)
Foreign currency transaction gains (losses), net	371.5	(22.2)	—	349.3
Realized and unrealized gains due to changes in fair values of certain investments, net	524.1	—	—	524.1
Losses on debt modification and extinguishment, net	(212.2)	—	—	(212.2)
Other expense, net	(2.4)	(3.2)	—	(5.6)
	(2,449.1)	(89.5)	—	(2,538.6)
Loss from continuing operations before income taxes	(459.9)	(66.6)	—	(526.5)
Income tax benefit (expense) (note 2)	(369.1)	13.6	—	(355.5)
Loss from continuing operations	(829.0)	(53.0)	—	(882.0)
Loss from discontinued operation, net of taxes	(23.7)	—	—	(23.7)
Net loss	(852.7)	(53.0)	—	(905.7)
Net loss (earnings) attributable to noncontrolling interests	(72.1)	13.9	—	(58.2)
Net loss attributable to Liberty Global shareholders	$(924.8)	$(39.1)	$—	$(963.9)

Net loss	$(852.7)	$(53.0)	$—	$(905.7)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	983.5	(82.7)	—	900.8
Reclassification adjustments included in net loss	(0.7)	—	—	(0.7)
Pension-related adjustments and other	11.3	—	—	11.3
Other comprehensive earnings (loss)	994.1	(82.7)	—	911.4
Comprehensive earnings (loss)	141.4	(135.7)	—	5.7
Comprehensive loss (earnings) attributable to noncontrolling interests	(72.5)	31.2	—	(41.3)
Comprehensive earnings (loss) attributable to Liberty Global shareholders	$68.9	$(104.5)	$—	$(35.6)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Year ended December 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net earnings (loss)	$(1,101.2)	$51.7	$—	$(1,049.5)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Share-based compensation expense	315.8	2.4	—	318.2
Inter-group fees and allocations	(4.3)	4.3	—	—
Depreciation and amortization	5,609.4	216.4	—	5,825.8
Impairment, restructuring and other operating items, net	154.3	19.8	—	174.1
Amortization of deferred financing costs and non-cash interest accretion	76.5	4.3	—	80.8
Realized and unrealized gains on derivative instruments, net	(619.9)	(227.3)	—	(847.2)
Foreign currency transaction losses, net	925.8	223.4	—	1,149.2
Realized and unrealized gains due to changes in fair values of certain investments, including impact of dividends	(121.4)	—	—	(121.4)
Losses on debt modification and extinguishment, net	388.0	—	—	388.0
Deferred income tax benefit	(31.5)	(18.6)	—	(50.1)
Excess tax benefits from share-based compensation	(23.0)	(3.7)	—	(26.7)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Receivables and other operating assets	532.7	46.6	(12.8)	566.5
Payables and accruals	(701.9)	(12.8)	12.8	(701.9)
Net cash provided by operating activities	5,399.3	306.5	—	5,705.8

Cash flows from investing activities:
Capital expenditures	(2,272.3)	(227.2)	—	(2,499.5)
Investments in and loans to affiliates and others	(998.6)	(1.0)	—	(999.6)
Cash paid in connection with acquisitions, net of cash acquired	(113.3)	(272.5)	—	(385.8)
Inter-group receipts (payments), net	(98.8)	8.6	90.2	—
Other investing activities, net	54.0	1.5	—	55.5
Net cash used by investing activities	$(3,429.0)	$(490.6)	$90.2	$(3,829.4)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Year ended December 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Borrowings of debt	$14,969.3	$261.1	$—	$15,230.4
Repayments and repurchases of debt and capital lease obligations	(13,880.6)	(0.8)	—	(13,881.4)
Repurchase of Liberty Global ordinary shares	(2,320.5)	—	—	(2,320.5)
Payment of financing costs, debt premiums and exchange offer consideration	(418.1)	(5.2)	—	(423.3)
Net cash paid related to derivative instruments	(301.2)	—	—	(301.2)
Purchase of additional shares of subsidiaries	(142.4)	—	—	(142.4)
Net cash paid associated with call option contracts on Liberty Global ordinary shares	(78.3)	—	—	(78.3)
Change in cash collateral	(56.1)	—	—	(56.1)
Distributions by subsidiaries to noncontrolling interest owners	(11.3)	—	—	(11.3)
Inter-group receipts (payments), net	(8.5)	98.7	(90.2)	—
Other financing activities, net	(63.6)	9.9		(53.7)
Net cash provided (used) by financing activities	(2,311.3)	363.7	(90.2)	(2,037.8)

Effect of exchange rate changes on cash	(2.8)	(12.2)	—	(15.0)

Net increase (decrease) in cash and cash equivalents	(343.8)	167.4	—	(176.4)
Cash and cash equivalents:
Beginning of year	1,051.4	107.1	—	1,158.5
End of year	$707.6	$274.5	$—	$982.1

Cash paid for interest	$2,024.0	$146.4	$—	$2,170.4
Net cash paid for taxes	$213.8	$22.5	$—	$236.3

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Year ended December 31, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net earnings (loss)	$(657.1)	$9.7	$—	$(647.4)
Earnings from discontinued operation	(333.5)	—	—	(333.5)
Earnings (loss) from continuing operations	(990.6)	9.7	—	(980.9)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities:
Share-based compensation expense	245.6	11.6	—	257.2
Depreciation and amortization	5,283.4	216.7	—	5,500.1
Impairment, restructuring and other operating items, net	516.7	20.1	—	536.8
Amortization of deferred financing costs and non-cash interest accretion	80.9	3.4	—	84.3
Realized and unrealized gains on derivative instruments, net	(45.1)	(43.7)	—	(88.8)
Foreign currency transaction losses, net	738.6	97.9	—	836.5
Realized and unrealized gains due to changes in fair values of certain investments, including impact of dividends	(203.7)	—	—	(203.7)
Losses on debt modification and extinguishment, net	174.4	11.8	—	186.2
Deferred income tax expense (benefit)	(378.8)	28.2	—	(350.6)
Excess tax benefits from share-based compensation	(6.9)	(0.1)	—	(7.0)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Receivables and other operating assets	907.9	(45.2)	(2.2)	860.5
Payables and accruals	(998.6)	(21.4)	2.2	(1,017.8)
Net cash used by operating activities of discontinued operation	(9.6)	—	—	(9.6)
Net cash provided by operating activities	5,314.2	289.0	—	5,603.2

Cash flows from investing activities:
Capital expenditures	(2,461.3)	(223.1)	—	(2,684.4)
Investments in and loans to affiliates and others	(1,015.6)	(1.0)	—	(1,016.6)
Cash paid in connection with acquisitions, net of cash acquired	(73.3)	—	—	(73.3)
Proceeds received upon disposition of discontinued operation, net of disposal costs	988.5	—	—	988.5
Inter-group receipts, net	441.8	—	(441.8)	—
Other investing activities, net	(14.8)	(8.1)	9.1	(13.8)
Net cash used by investing activities of discontinued operation, including deconsolidated cash	(3.8)	—	—	(3.8)
Net cash used by investing activities	$(2,138.5)	$(232.2)	$(432.7)	$(2,803.4)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Year ended December 31, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Borrowings of debt	$9,527.4	$45.0	$—	$9,572.4
Repayments and repurchases of debt and capital lease obligations	(11,190.5)	(125.6)	—	(11,316.1)
Repurchase of Liberty Global ordinary shares	(1,584.9)	—	—	(1,584.9)
Payment of financing costs, debt premiums and exchange offer consideration	(336.1)	(43.7)	—	(379.8)
Net cash paid related to derivative instruments	(183.6)	(37.4)	—	(221.0)
Purchase of additional shares of subsidiaries	(260.7)	—	—	(260.7)
Net cash paid associated with call option contracts on Liberty Global ordinary shares	(41.7)	—	—	(41.7)
Change in cash collateral	(63.1)	4.4	—	(58.7)
Distributions by subsidiaries to noncontrolling interest owners	(12.1)	—	—	(12.1)
Inter-group receipts (payments), net	(472.1)	39.4	432.7	—
Other financing activities, net	42.6	(0.1)	—	42.5
Net cash used by financing activities of discontinued operation	(1.2)	—	—	(1.2)
Net cash used by financing activities	(4,576.0)	(118.0)	432.7	(4,261.3)

Effect of exchange rate changes on cash	(75.2)	(6.7)	—	(81.9)
Net decrease in cash and cash equivalents:
Continuing operations	(1,460.9)	(67.9)	—	(1,528.8)
Discontinued operation	(14.6)	—	—	(14.6)
Net decrease in cash and cash equivalents	(1,475.5)	(67.9)	—	(1,543.4)
Cash and cash equivalents:
Beginning of year	2,526.9	175.0	—	2,701.9
End of year	$1,051.4	$107.1	$—	$1,158.5

Cash paid for interest – continuing operations	$2,289.8	$90.1	$(3.2)	$2,376.7
Net cash paid for taxes:
Continuing operations	$59.9	$37.4	$—	$97.3
Discontinued operation	2.2	—	—	2.2
Total	$62.1	$37.4	$—	$99.5

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Year ended December 31, 2013
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net loss	$(852.7)	$(53.0)	$—	$(905.7)
Loss from discontinued operation	23.7	—	—	23.7
Loss from continuing operations	(829.0)	(53.0)	—	(882.0)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Share-based compensation expense	294.3	6.4	—	300.7
Depreciation and amortization	3,934.0	342.4	—	4,276.4
Release of litigation provision	(146.0)	—	—	(146.0)
Impairment, restructuring and other operating items, net	210.2	87.3	—	297.5
Amortization of deferred financing costs and non-cash interest accretion	75.9	2.1	—	78.0
Realized and unrealized losses (gains) on derivative instruments, net	1,035.1	(14.7)	—	1,020.4
Foreign currency transaction losses (gains), net	(371.5)	22.2	—	(349.3)
Realized and unrealized gains due to changes in fair values of certain investments, including impact of dividends	(523.1)	—	—	(523.1)
Losses on debt modification and extinguishment, net	212.2	—	—	212.2
Deferred income tax expense (benefit)	67.9	(49.3)	—	18.6
Excess tax benefits from share-based compensation	(40.0)	(1.0)	—	(41.0)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Receivables and other operating assets	815.2	43.4	8.1	866.7
Payables and accruals	(1,106.4)	(93.6)	(8.1)	(1,208.1)
Net cash provided by operating activities of discontinued operation	10.3	—	—	10.3
Net cash provided by operating activities	3,639.1	292.2	—	3,931.3

Cash flows from investing activities:
Capital expenditures	(2,219.4)	(262.1)	—	(2,481.5)
Investments in and loans to affiliates and others	(1,342.6)	(3.0)	(4.7)	(1,350.3)
Cash paid in connection with acquisitions, net of cash acquired	(4,073.4)	—	—	(4,073.4)
Other investing activities, net	(46.1)	1.2	—	(44.9)
Net cash used by investing activities of discontinued operation, including deconsolidated cash	(14.9)	—	—	(14.9)
Net cash used by investing activities	$(7,696.4)	$(263.9)	$(4.7)	$(7,965.0)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Year ended December 31, 2013
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Borrowings of debt	$9,628.5	$41.8	$—	$9,670.3
Repayments and repurchases of debt and capital lease obligations	(8,309.2)	(9.4)	—	(8,318.6)
Repurchase of Liberty Global ordinary shares	(1,157.2)	—	—	(1,157.2)
Payment of financing costs, debt premiums and exchange offer consideration	(388.5)	(1.1)	—	(389.6)
Net cash received related to derivative instruments	524.5	—	—	524.5
Purchase of additional shares of subsidiaries	(461.3)	—	—	(461.3)
Net cash received associated with call option contracts on Liberty Global ordinary shares	59.6	—	—	59.6
Change in cash collateral	3,594.4	(0.6)	—	3,593.8
Distributions by subsidiaries to noncontrolling interest owners	(509.2)	(31.8)	—	(541.0)
Decrease in restricted cash related to the Telenet Tender	1,539.7	—	—	1,539.7
Inter-group receipts (payments), net	(84.0)	79.3	4.7	—
Other financing activities, net	80.1	23.0	—	103.1
Net cash used by financing activities of discontinued operation	(7.4)	—	—	(7.4)
Net cash provided by financing activities	4,510.0	101.2	4.7	4,615.9

Effect of exchange rate changes on cash – continuing operations	86.6	(1.2)	—	85.4

Net increase (decrease) in cash and cash equivalents:
Continuing operations	551.3	128.3	—	679.6
Discontinued operation	(12.0)	—	—	(12.0)
Net increase in cash and cash equivalents	539.3	128.3	—	667.6
Cash and cash equivalents:
Beginning of year	1,992.2	46.7	—	2,038.9
End of year	2,531.5	175.0	—	2,706.5
Less cash and cash equivalents of discontinued operation at end of year	(4.6)	—	—	(4.6)
Cash and cash equivalents of continuing operations at end of year	$2,526.9	$175.0	$—	$2,701.9

Cash paid for interest – continuing operations	$2,091.9	$68.5	$(11.6)	$2,148.8
Net cash paid for taxes:
Continuing operations	$57.1	$40.4	$—	$97.5
Discontinued operation	11.7	—	—	11.7
Total	$68.8	$40.4	$—	$109.2

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information
December 31, 2015, 2014 and 2013
(unaudited)

(1)	Attributed Financial Information
The terms “LiLAC Group” and “Liberty Global Group” do not represent separate legal entities, rather they represent those businesses, assets and liabilities that have been attributed to each group. The LiLAC Group comprises our businesses, assets and liabilities in Latin America and the Caribbean and has attributed to it (i) VTR Finance and its subsidiaries, which include VTR, (ii) Lila Chile Holding B.V. (Lila Chile Holding), (iii) LiLAC Holdings and its subsidiaries, which include Liberty Puerto Rico, (iv) LGE Coral Holdco Limited and its subsidiary, which were formed in anticipation of the acquisition of CWC, and (v) prior to July 1, 2015, the LiLAC Corporate Costs. Effective July 1, 2015, LiLAC Corporate Costs were transferred to LiLAC Holdings. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Ziggo Group Holding, Unitymedia, Telenet, UPC Holding, our corporate entities (excluding the LiLAC Corporate Costs) and certain other less significant entities. Accordingly, the accompanying attributed financial information for the Liberty Global Group and the LiLAC Group includes the assets, liabilities, revenue, expenses and cash flows of the respective entities within each group. Any business that we may acquire in the future that we do not attribute to the LiLAC Group will be attributed to the Liberty Global Group.
Our board of directors is vested with discretion to reattribute businesses, assets and liabilities that are attributed to either the Liberty Global Group or the LiLAC Group to the other group, without the approval of any of our shareholders, and may use the liquidity of one group to fund the liquidity and capital resource requirements of the other group. Accordingly, shareholders may have difficulty evaluating the future prospects and liquidity and capital resources of each group.

(2)	Income Taxes
We generally have accounted for income taxes for the Liberty Global Group and the LiLAC Group in the accompanying attributed financial information on a separate return basis, as adjusted to reflect the consolidated view of the tax asset, liability, benefit or expense (tax attribute) of each group. Accordingly, except as otherwise noted below, any tax attribute associated with an entity attributed to the Liberty Global Group has been allocated to the Liberty Global Group and any tax attribute associated with an entity attributed to the LiLAC Group has been allocated to the LiLAC Group.
Liberty Global owns consolidated interests in a number of entities that are included in combined or consolidated tax returns, including tax returns in the Netherlands (the Dutch Fiscal Unity), the U.K. (the U.K. Tax Group) and the U.S (the U.S. Tax Group). Different members of the Liberty Global Group file combined tax returns for the Dutch Fiscal Unity, U.K. tax returns, where sharing of certain tax attributes is permitted, and consolidated tax returns for the U.S. Tax Group. Certain entities included in the Dutch Fiscal Unity, the U.K. Tax Group and the U.S. Tax Group are attributed to the LiLAC Group. As a result, we record inter-group tax allocations to recognize changes in the tax attributes of certain members of the LiLAC Group that are included in the Dutch Fiscal Unity, the U.K. Tax Group or the U.S. Tax Group. Prior to July 1, 2015, the inter-group tax allocations reflected in the attributed financial information were not cash settled and were not the subject of tax sharing agreements. Accordingly, inter-group tax allocations prior to July 1, 2015 are reflected in the attributed financial information as adjustments of equity. Following the adoption of the tax sharing policy described below, certain inter-group tax allocations are expected to be cash settled.
Effective July 1, 2015 (the date we distributed the LiLAC Shares), the allocation of tax attributes between the Liberty Global Group and the LiLAC Group is based on a tax sharing policy. This tax sharing policy, which may be changed in future periods at the discretion of the board of directors of Liberty Global, generally results in the allocation of Liberty Global’s tax attributes to the Liberty Global Group and the LiLAC Group based on the tax attributes of the legal entities attributed to each of the groups. Nevertheless, to the extent that Liberty Global management concludes that the actions or results of one group give rise to changes in the tax attributes of the other group, the change in those tax attributes are generally allocated to the group whose actions or results gave rise to such changes. Similarly, in cases where legal entities in one group join in a common tax filing with members of the other group, changes in the tax attributes of the group that includes the filing entity that are the result of the actions or financial results of one or more members of the other group are allocated to the group that does not include the filing entity. In addition, the allocation of any taxes and losses resulting from the ultimate tax treatment of Liberty Global tax attributes related to the distribution of the LiLAC Shares are allocated in proportion to each group’s respective number of “liquidation units.” Liquidation units were allocated to each Liberty Global Share and each LiLAC Share, respectively, in proportion to the relative market value of a Class C Liberty Global Share and a Class C LiLAC Share, respectively, based on their respective volume-weighted average price over the 20 trading-day period commencing shortly after the commencement of ordinary-course (regular-way) trading of the LiLAC Shares. Pursuant to the terms of our articles of association, the liquidation units for each Liberty Global Share and each LiLAC Share are 1 and 0.94893, respectively. For periods beginning on and after July 1, 2015, we will record non-interest bearing

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
December 31, 2015, 2014 and 2013
(unaudited)

inter-group payables and receivables in connection with the allocation of tax attributes. These inter-group payables and receivables are expected to be cash settled annually within 90 days following the filing of the relevant tax return to the extent that amounts are due to or from the tax authority for the taxable year covered by the applicable return. In the case of allocated tax assets, inter-group payables and receivables will only be recorded to the extent that the realization by the ultimate tax-paying entity is considered to be more-likely-than-not. At December 31, 2015, we do not believe that it is more-likely-than-not that we will realize the tax assets of the Dutch Fiscal Unity.
Liberty Global Group
Income tax benefit (expense) consists of:

	Liberty Global Group
	Current	Deferred	Total
	in millions
Year ended December 31, 2015:
Continuing operations:
U.K.	$(0.9)	$(209.0)	$(209.9)
The Netherlands	2.5	159.0	161.5
Belgium	(125.4)	11.1	(114.3)
Switzerland	(63.2)	(14.7)	(77.9)
Germany	(66.7)	24.3	(42.4)
U.S. (a) (b)	(79.4)	54.1	(25.3)
Other	(22.7)	6.7	(16.0)
Total	$(355.8)	$31.5	$(324.3)

Year ended December 31, 2014:
Continuing operations:
U.S. (a) (b)	$(19.2)	$133.7	$114.5
U.K.	(2.1)	113.4	111.3
Belgium	(138.7)	31.7	(107.0)
Switzerland	(76.8)	3.1	(73.7)
The Netherlands	11.1	42.5	53.6
Germany	(22.6)	37.0	14.4
Other	(41.1)	17.4	(23.7)
Total — continuing operations	$(289.4)	$378.8	$89.4
Discontinued operations	$—	$(0.1)	$(0.1)

Year ended December 31, 2013:
Continuing operations:
U.K	$(2.4)	$(245.2)	$(247.6)
Belgium	(97.1)	(16.2)	(113.3)
The Netherlands	0.5	97.3	97.8
Switzerland	(53.6)	(4.4)	(58.0)
Germany	(13.2)	(38.1)	(51.3)
U.S. (a) (b)	(104.3)	111.6	7.3
Other	(31.1)	27.1	(4.0)
Total — continuing operations	$(301.2)	$(67.9)	$(369.1)
Discontinued operations	$(20.5)	$(2.2)	$(22.7)

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
December 31, 2015, 2014 and 2013
(unaudited)

_______________
(a)    Includes federal and state income taxes. Our U.S. state income taxes were not material during any of the years presented.

(b)
The amounts include (i) inter-group current tax expense of the U.S. Tax Group of $2.1 million during the six months ended December 31, 2015 and (ii) inter-group deferred tax expense of the U.S. Tax Group of $1.5 million during the six months ended June 30, 2015 and $6.1 million and $5.2 million during 2014 and 2013, respectively. The U.S. Tax Group expenses were recorded as an adjustment of equity through June 30, 2015 and as a current payable at December 31, 2015.

Income tax benefit (expense) attributable to our loss from continuing operations before income taxes differs from the amounts computed using the applicable income tax rate as a result of the following factors:

	Liberty Global Group
	Year ended December 31,
	2015	2014	2013
	in millions

Computed “expected” tax benefit (a)	$155.4	$226.8	$105.8
Change in valuation allowances (b):
Decrease	(484.1)	(342.1)	(101.8)
Increase	(2.6)	11.9	28.0
Enacted tax law and rate changes (c)	(282.0)	2.1	(370.4)
Tax effect of intercompany financing	154.9	166.9	82.7
International rate differences (b) (d):
Increase	194.4	264.5	147.0
Decrease	(45.5)	(26.6)	(47.6)
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates (b):
Decrease	(90.8)	(164.6)	(285.1)
Increase	0.9	32.6	274.2
Non-deductible or non-taxable interest and other expenses (b):
Decrease	(100.7)	(236.4)	(132.7)
Increase	48.1	58.0	85.2
Non-deductible or non-taxable foreign currency exchange results (b):
Increase	53.2	71.9	0.5
Decrease	(4.0)	(16.3)	(56.1)
Recognition of previously unrecognized tax benefits	44.4	28.7	—
Tax benefit associated with technology innovation	21.0	—	—
Change in subsidiary tax attributes due to a deemed change in control	—	—	(88.0)
Other, net	13.1	12.0	(10.8)
Total income tax benefit (expense)	$(324.3)	$89.4	$(369.1)
_______________

(a)	The statutory or “expected” tax rates are the U.K. rates of 20.0%, 21.0% and 23.0% for 2015, 2014 and 2013, respectively.

(b)	Country jurisdictions giving rise to increases are grouped together and shown separately from country jurisdictions giving rise to decreases.

(c)
In November 2015, it was announced that the U.K. corporate income tax rate will change from the current rate of 20.0% to 19.0% in April 2017 and 18.0% in April 2020. The impact of these rate changes on our deferred tax balances was recorded in the fourth quarter of 2015 when the relevant legislation was enacted. In April 2014, the U.K. corporate income tax rate

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
December 31, 2015, 2014 and 2013
(unaudited)

decreased from 23.0% to 21.0%. Substantially all of the impact of the April 2014 rate change on our deferred tax balances was recorded in the third quarter of 2013 when the relevant legislation was enacted.

(d)	Amounts reflect adjustments (either an increase or a decrease) to “expected” tax benefit for statutory rates in jurisdictions in which we operate outside of the U.K.
The current and non-current components of our deferred tax assets are as follows:

	Liberty Global Group
	December 31,
	2015 (a)	2014
	in millions

Current deferred tax assets	$—	$275.6
Non-current deferred tax assets (b)	2,262.5	2,516.7
Current deferred tax liabilities	—	(0.6)
Non-current deferred tax liabilities (b)	(1,569.6)	(2,209.3)
Net deferred tax asset	$692.9	$582.4
_______________

(a)
In accordance with ASU 2015-17, all of our deferred tax balances are reflected as noncurrent in our December 31, 2015 balance sheet. Our December 31, 2014 deferred tax balances have not been retroactively revised.

(b)	Our non-current deferred tax assets and liabilities are included in other assets, net, and other long-term liabilities, respectively, in our consolidated balance sheets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	Liberty Global Group
	December 31,
	2015	2014
	in millions
Deferred tax assets:
Net operating loss and other carryforwards	$5,823.4	$6,580.5
Property and equipment, net	2,550.9	2,931.0
Debt	1,580.0	1,177.4
Derivative instruments	173.1	345.9
Intangible assets	108.9	143.8
Other future deductible amounts	228.7	208.7
Deferred tax assets	10,465.0	11,387.3
Valuation allowance	(6,325.5)	(6,611.9)
Deferred tax assets, net of valuation allowance	4,139.5	4,775.4
Deferred tax liabilities:
Intangible assets	(1,826.5)	(2,338.2)
Property and equipment, net	(1,053.3)	(1,362.9)
Derivative instruments	(279.9)	(142.7)
Investments	(149.7)	(193.4)
Other future taxable amounts	(137.2)	(155.8)
Deferred tax liabilities	(3,446.6)	(4,193.0)
Net deferred tax asset	$692.9	$582.4

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
December 31, 2015, 2014 and 2013
(unaudited)

The significant components of our tax loss carryforwards and related tax assets at December 31, 2015 are as follows:

Country	Tax loss carryforward	Related tax asset	Expiration date
	in millions

U.K.:
Amount attributable to capital losses	$17,822.6	$3,208.0	Indefinite
Amount attributable to net operating losses	1,528.8	275.2	Indefinite
The Netherlands	3,465.0	866.3	2016-2024
Germany	2,002.2	321.8	Indefinite
U.S.	1,323.2	329.4	2019-2033
Luxembourg	1,052.0	307.4	Indefinite
Belgium	586.4	199.3	Indefinite
France	522.7	180.0	Indefinite
Ireland	558.5	69.8	Indefinite
Hungary	230.9	43.9	2020-2025
Other	129.4	22.3	Various
Total	$29,221.7	$5,823.4
LiLAC Group
Income tax benefit (expense) consists of:

	LiLAC Group
	Current	Deferred	Total
	in millions
Year ended December 31, 2015:
U.S. (a)	$(1.8)	$4.6	$2.8
Chile	(57.4)	13.5	(43.9)
U.K.	—	0.5	0.5
Total	$(59.2)	$18.6	$(40.6)

Year ended December 31, 2014:
Continuing operations:
U.S. (a)	$(3.3)	$(4.1)	$(7.4)
Chile	17.1	(24.1)	(7.0)
Total — continuing operations	$13.8	$(28.2)	$(14.4)

Year ended December 31, 2013:
Continuing operations:
U.S. (a)	$(1.7)	$(6.7)	$(8.4)
Chile	(34.0)	56.0	22.0
Total — continuing operations	$(35.7)	$49.3	$13.6
_______________

(a)
The amounts include (i) inter-group current tax benefit of the U.S. Tax Group of $2.1 million during the six months ended December 31, 2015 and (ii) inter-group deferred tax benefit of the U.S. Tax Group of $1.5 million during the six months ended June 30, 2015 and $6.1 million and $5.2 million during 2014 and 2013, respectively. The U.S. Tax Group benefits were recorded as an adjustment of equity through June 30, 2015 and as a current receivable at December 31, 2015.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
December 31, 2015, 2014 and 2013
(unaudited)

Income tax benefit (expense) attributable to our earnings (loss) from continuing operations before income taxes differs from the amounts computed using the applicable income tax rate as a result of the following:

	LiLAC Group
	Year ended December 31,
	2015	2014	2013
	in millions

Computed “expected” tax benefit (expense) (a)	$(18.5)	$(5.1)	$15.3
Change in valuation allowances (b):
Decrease	(24.2)	(31.0)	(10.8)
Increase	9.4	—	3.7
Non-deductible or non-taxable interest and other expenses	(5.9)	(0.1)	(0.8)
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates (b):
Decrease	(6.1)	(3.4)	(2.9)
Increase	2.4	—	9.8
Enacted tax law and rate changes (c)	1.5	21.8	(7.4)
International rate differences (b) (d):
Decrease	(7.2)	(1.0)	(3.2)
Increase	6.4	1.9	1.2
Impact of price level adjustments for tax purposes	0.3	1.5	5.5
Other, net	1.3	1.0	3.2
Total income tax benefit (expense)	$(40.6)	$(14.4)	$13.6
_______________

(a)
The statutory or “expected” tax rates are the U.K. rates of 20.0%, 21.0% and 23.0% for 2015, 2014 and 2013, respectively. In November 2015, it was announced that the U.K. corporate income tax rate will change from the current rate of 20.0% to 19.0% in April 2017 and 18.0% in April 2020.

(b)	Country jurisdictions giving rise to increases are grouped together and shown separately from country jurisdictions giving rise to decreases.

(c)	The 2014 amount represents the impact of income tax rate changes in Chile, as further described below.

(d)	Amounts reflect adjustments (either an increase or a decrease) to “expected” tax benefit for statutory rates in jurisdictions in which we operate outside of the U.K.
The current and non-current components of our deferred tax liabilities are as follows:

	LiLAC Group
	December 31,
	2015 (a)	2014
	in millions

Current deferred tax assets	$—	$14.7
Non-current deferred tax assets (b)	80.4	70.3
Non-current deferred tax liabilities (b)	(216.1)	(160.1)
Net deferred tax liability	$(135.7)	$(75.1)
_______________

(a)
In accordance with ASU 2015-17, all of our deferred tax balances are reflected as noncurrent in our December 31, 2015 balance sheet. Our December 31, 2014 deferred tax balances have not been retroactively revised.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
December 31, 2015, 2014 and 2013
(unaudited)

(b)	Our non-current deferred tax assets and liabilities are included in other assets, net, and other long-term liabilities, respectively, in our consolidated balance sheets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	LiLAC Group
	December 31,
	2015	2014
	in millions
Deferred tax assets:
Net operating loss and other carryforwards	$49.8	$57.4
Property and equipment, net	32.2	39.7
Debt	31.7	11.6
Other future deductible amounts	47.3	62.4
Deferred tax assets	161.0	171.1
Valuation allowance	(70.1)	(67.5)
Deferred tax assets, net of valuation allowance	90.9	103.6
Deferred tax liabilities:
Investments	(224.8)	(174.2)
Other future taxable amounts	(1.8)	(4.5)
Deferred tax liabilities	(226.6)	(178.7)
Net deferred tax liability	$(135.7)	$(75.1)
The significant components of our tax loss carryforwards and related tax assets at December 31, 2015 are as follows:

Country	Tax loss carryforward	Related tax asset	Expiration date
	in millions

Chile	$102.0	$24.9	Indefinite
The Netherlands	74.1	18.5	2021-2024
Puerto Rico	16.4	6.4	2023-2025
Total	$192.5	$49.8

Chilean Tax Law Changes
On September 26, 2014, the Chilean President signed an extensive tax reform bill, including changes to the corporate tax rate, changes to the thin capitalization rules, taxation of certain Chilean investments abroad and changes to the stamp tax rate, among other relevant changes. The bill became law on September 29, 2014. The impacts of the tax law changes that are currently in effect are reflected in the attributed financial information. Accordingly, the corporate tax rate for 2015 is 22.5% and will increase during 2016 to 24%. Beginning in 2017, there will be two income tax regimes: the “attributed system” and the “partially integrated system.” Under the “partially integrated system,” which our Chilean operations will be required to use based on legislation that was enacted on February 1, 2016, the corporate tax rate will be 25.5% in 2017 and 27% in 2018 and future years, and the 35% withholding tax will be paid only upon actual distributions to shareholders. However, under this partially integrated system, only 65% of the corporate tax paid by a Chilean company can be used as a credit against the withholding tax imposed on non-Chilean resident shareholders, which implies a final tax burden of 44.45%. In the case of shareholders resident in countries that have tax treaties in force with Chile, there will be a full credit for the corporate tax paid, which implies a final tax burden of 35% for such shareholders. Currently, there are no tax treaties between Chile and the U.S.

(3)	Allocated Expenses
Prior to July 1, 2015, we did not allocate any of the costs of the Liberty Global Group’s corporate functions to the LiLAC Group. Following the July 1, 2015 distribution of the LiLAC Shares, we began to allocate a portion of these costs, excluding share-based compensation expense, to the LiLAC Group based primarily on the estimated percentage of time spent by corporate personnel providing services for each group. The allocated amount, which will be re-evaluated periodically and which we expect to cash settle, is presented as inter-group fees and allocations in the attributed statement of operations information. The portion of the Liberty Global Group’s corporate costs that will be allocated to the LiLAC Group during the first twelve months following the distribution of the LiLAC Shares will be $8.5 million.
The share-based compensation expense reflected in the accompanying attributed statement of operations information is based on the share incentive awards held by the employees of the respective entities comprising the Liberty Global Group and the LiLAC Group.
The income tax benefit and expense of the Liberty Global Group and the LiLAC Group includes inter-group tax allocations. For additional information concerning our inter-group tax allocations, see note 2 to this attributed financial information.
While we believe that our allocation methodologies are reasonable, we may elect to change these allocation methodologies or the percentages used to allocate operating and SG&A expenses in the future.

(4)	Inter-group Transactions
Inter-group Interests
On November 16, 2015, we announced the terms of our proposed acquisition of CWC. Following completion of the acquisition of CWC, we intend to attribute CWC to the LiLAC Group, with the Liberty Global Group being granted an inter-group interest in the LiLAC Group. Based on the fully-diluted numbers of Liberty Global Shares, LiLAC Shares and CWC shares outstanding on November 16, 2015, after giving effect to the acquisition and such attribution, and treating the Liberty Global Group’s inter-group interest in the LiLAC Group as being represented by additional LiLAC Shares, Liberty Global Group shareholders would have had an approximate 67.4% ownership interest in the LiLAC Group.

Capital Contributions
On June 30, 2015, an entity attributed to the Liberty Global Group made a $100.0 million cash capital contribution to LiLAC Holdings in order to provide liquidity to fund, among other things, the LiLAC Group’s ongoing operating costs and acquisitions.
On June 3, 2015, in connection with the Choice Acquisition, an entity attributed to the Liberty Global Group made a $10.2 million cash capital contribution to an entity attributed to the LiLAC Group to partially fund the purchase price for Choice.
Lila Chile Note
On July 11, 2014, Lila Chile Holding and Liberty Global Holding B.V. (Liberty Global Holding), an entity attributed to the Liberty Global Group, entered into a loan agreement (the Lila Chile Note). At December 31, 2015 and 2014, Liberty Global Holding owed Lila Chile Holding $1.1 million and $9.4 million, respectively, in principal pursuant to the Lila Chile Note. The Lila Chile Note bears interest at 5.9% per annum and has a repayment date of July 11, 2022. The principal and accrued interest on the Lila Chile Note are included in other assets, net, in the attributed balance sheet information. Accrued and unpaid interest is generally transferred to the principal balance on January 1 of each year. The net decrease in the Lila Chile Note during 2015 includes (i) cash repayments of $10.0 million, (ii) cash loans of $1.4 million and (iii) the transfer of $0.3 million in non-cash accrued interest to the principal balance. The net increase in the Lila Chile Note during 2014 includes (a) cash loans of $56.3 million and (b) cash repayments of $46.9 million.
VTR Finance Senior Secured Notes
On January 24, 2014, VTR Finance issued the VTR Finance Senior Secured Notes. The use of proceeds from the VTR Finance Senior Secured Notes to repay debt of UPC Holding has been reflected as a non-cash transaction in this attributed financial information.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
December 31, 2015, 2014 and 2013
(unaudited)

Related-party Advance
During 2013, VTR Chile Holdings SpA (VTR Chile Holdings), an entity attributed to the LiLAC Group, made a $600.0 million non-interest bearing advance to UPC Holding, which was repaid in full during 2014. This advance is reflected in inter-group receipts (payments), net, in the attributed statement of cash flows information. The proceeds received from the repayment of this advance were used to fund (i) the $435.1 million consideration paid by VTR Chile Holdings to acquire the VTR NCI Owner’s 20.0% ownership interests in VTR and VTR Wireless SpA, (ii) a $128.5 million distribution to an entity attributed to the Liberty Global Group, which represented a return of capital, and (iii) the settlement of certain derivative instruments of VTR.
UPC Broadband France Loan
The UPC Broadband France Loan, as amended, represented amounts owed by VTR to UPC Broadband France SAS (UPC Broadband France), an entity attributed to the Liberty Global Group. The UPC Broadband France Loan bore interest at the Eurodollar Rate (as defined in the UPC Broadband France Loan agreement) plus 2.0%. In January 2014, a parent of UPC Broadband France made a capital contribution in the amount of $444.9 million to the parent of VTR, which was used to acquire the corresponding loan receivable from UPC Broadband France and pay related accrued interest. Accordingly, the UPC Broadband France Loan was effectively settled within the LiLAC Group. The cash outflow related to Liberty Global Group’s capital contribution has been reflected in inter-group receipts (payments), net, in financing activities in the attributed statement of cash flows information and the cash inflow to the Liberty Global Group related to the sale of the loan receivable has been reflected in inter-group receipts, net in investing activities in the attributed statement of cash flows information. The cash effects of these transactions for the LiLAC Group are reflected in inter-group receipts (payments), net, in financing activities in the attributed statement of cash flows information. During 2014 and 2013, VTR incurred related-party interest expense on the UPC Broadband France Loan of $0.3 million and $11.1 million, respectively.
UPC Chile Mobile Shareholder Loan
Prior to December 31, 2011, Liberty Global Europe, an entity attributed to the Liberty Global Group, had loaned an aggregate of $99.4 million (the UPC Chile Mobile Shareholder Loan) to an entity attributed to the LiLAC Group. The interest rate on the UPC Chile Mobile Shareholder Loan was 9.39% in 2013. In January 2014, the UPC Chile Mobile Shareholder Loan was settled through a non-cash capital contribution by Liberty Global Europe to an entity attributed to the LiLAC Group. During 2014 and 2013, VTR incurred related-party interest expense on the UPC Chile Mobile Shareholder Loan of $0.3 million and $10.4 million, respectively.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
December 31, 2015, 2014 and 2013
(unaudited)

(5)	Commitments
In the normal course of business, we have entered into agreements that commit our company to make cash payments in future periods with respect to programming contracts, network and connectivity commitments, non-cancellable operating leases, purchases of customer premises and other equipment and other items. The following table sets forth the U.S. dollar equivalents of such commitments as of December 31, 2015:

	Payments due during:
	2016	2017	2018	2019	2020	Thereafter	Total
	in millions
Liberty Global Group:
Programming commitments	$937.1	$837.3	$651.7	$261.3	$7.3	$5.7	$2,700.4
Network and connectivity commitments	620.1	217.2	104.6	69.1	57.0	911.7	1,979.7
Purchase commitments	1,027.2	227.2	102.6	47.2	38.1	77.6	1,519.9
Operating leases	136.8	111.6	92.4	71.8	54.3	260.1	727.0
Other commitments	68.2	31.3	23.1	19.3	9.3	17.0	168.2
Total (a)	$2,789.4	$1,424.6	$974.4	$468.7	$166.0	$1,272.1	$7,095.2

LiLAC Group:
Programming commitments	$67.4	$46.4	$46.9	$10.9	$3.7	$1.9	$177.2
Network and connectivity commitments	26.9	24.5	26.3	21.6	1.2	4.6	105.1
Operating leases	14.8	14.7	14.7	13.3	4.0	16.3	77.8
Purchase commitments	8.9	—	—	—	—	—	8.9
Total (a)	$118.0	$85.6	$87.9	$45.8	$8.9	$22.8	$369.0
_______________

(a)	The commitments included in this table do not reflect any liabilities that are included in our December 31, 2015 attributed balance sheet information.